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                                                                     EXHIBIT 5.1

                    [Goodman Phillips & Vineberg Letterhead]

                                                                    May 30, 2000

GT Group Telecom Inc.
20 Bay Street
7th Floor
Toronto, Ontario
M5J 2N8

                             GT GROUP TELECOM INC.
            EXCHANGE OFFER OF 13 1/4% SENIOR DISCOUNT NOTES DUE 2010

     We have acted as Canadian counsel to GT Group Telecom Inc. (the "Corporation") in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Corporation's Registration Statement on Form F-4 (the "Registration Statement") relating to the offer to exchange (the "Exchange Offer") the Corporation's outstanding unregistered 13 1/4% Senior Discount Notes due 2010 (the "Outstanding Notes") for a like stated amount at maturity of the Corporation's 13 1/4% Senior Discount Notes due 2010 (the "Exchange Notes") that will be registered under the Securities Act, as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus"). The Exchange Notes are to be issued under an indenture dated as of February 1, 2000 (the "Indenture") between the Corporation and The Chase Manhattan Bank, as trustee (the "Trustee").

     We have examined such corporate records of the Corporation, such certificates of officers of the Corporation, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, photocopied or facsimiled copies. We have assumed the accuracy and completeness of the corporate records of the Corporation and the certificates of officers of the Corporation, public officials and others, examined by us.

     Based and relying upon and subject to the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Corporation and that when the Exchange Notes are issued, executed and delivered by the Corporation pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly issued, executed and delivered by the Corporation.

     We are solicitors qualified to practise law only in the Province of British Columbia. We express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein, all as at the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as it may be amended from time to time) and to the reference to our firm name under the headings "Legal Matters" and "Enforceability of Civil Liabilities" in the Prospectus (as it may be amended from time to time), without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement (as it may be amended from time to time), including this exhibit.

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     This opinion may be delivered to Shearman & Sterling which may rely on this opinion to the same extent as if such opinion were addressed to it.

                                          Very truly yours,

                                          /s/ Goodman Phillips & Vineberg

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